Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D dated June 9, 2011 with respect to the shares of common stock, par value $0.0001 per share, of Paneltech International Holdings, Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended.

Dated: June 9, 2011

L.D. NOTT COMPANY

By:	/s/ Leroy Nott
Leroy Nott, President

/s/ Leroy Nott
LEROY NOTT